Exhibit 5.1

May 10, 2019

SkyWest, Inc.

444 South River Road

St. George, Utah 84790

Re:                             Registration Statement on Form S-8 filed by SkyWest, Inc. (the “Company”) with respect to the SkyWest, Inc. 2019 Long Term Incentive Plan (the “Plan”)

Gentlemen:

We refer you to the Company’s Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission on May 10, 2019 for registration under the Securities Act of 1933, as amended, of the offer and sale of an aggregate of up to 4,500,000 shares of common stock, no par value, of the Company (the “Common Shares”) that may be issued pursuant to the Plan to Plan participants.

In reaching the opinions set forth herein, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents and records of the Company and such statutes, regulations and other instruments as we deemed necessary or advisable for purposes of this opinion, including (i) the Registration Statement, (ii) certain resolutions adopted by the board of directors of the Company, (iii) the Plan, and (iv) such other certificates, instruments and documents as we have considered necessary for purposes of this opinion. As to any facts material to our opinion, we have made no independent investigation or verification of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Company.

We have assumed (i) the legal capacity of all natural persons, the (ii) the genuineness of all signatures, (iii) the authority of all persons signing all documents submitted to us on behalf of the parties to such documents, (iv) the authenticity of all documents submitted to us as originals, (v) the conformity to authentic original documents of all documents submitted to us as copies, (vi) that all information contained in all documents reviewed by us is true, correct and complete, and (vii) that the Common Shares will be issued in accordance with the terms of the Plan.

Based on the foregoing and subject to the limitations herein, and having due regard for the legal considerations we deem relevant, we are of the opinion that, when issued to Plan participants in accordance with the provisions of the Plan and pursuant to the Registration Statement, the Common Shares will be legally issued, fully paid and nonassessable.

This opinion is limited in all respects to Utah corporation law. We express no opinion as to any other law or any matter other than as expressly set forth above, and no opinion as to any other law or matter may be inferred or implied herefrom. The opinions expressed herein are rendered as of the date hereof and we expressly disclaim any obligation to update this letter or advise you of any change in any matter after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Parr Brown Gee & Loveless

PARR BROWN GEE & LOVELESS